Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
225.932.2546
SHAW ANNOUNCES COMPLETION OF ACQUISITION OF
20% OF WESTINGHOUSE ELECTRIC COMPANY
     BATON ROUGE, October 17, 2006 — The Shaw Group Inc. (NYSE: SGR) announced today that the Westinghouse Acquisition Companies have completed the acquisition of Westinghouse Electric Company. Shaw holds 20% interests in the Westinghouse Acquisition Companies through a wholly-owned subsidiary, Nuclear Energy Holdings, L.L.C. (NEH). Today’s acquisition completes a series of transactions that result in Shaw’s 20% ownership stake in Westinghouse Electric Company. The remaining ownership in Westinghouse Electric is held by Toshiba Corporation, 77%; and Ishikawajima-Harima Heavy Industries Co., Ltd, 3%.
     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of Shaw, said, “Along with Toshiba, we are very pleased to complete these transactions and become a 20% owner of Westinghouse Electric, the premier provider of nuclear fuels, services and pressurized water reactor technology in the world today. With this transaction Shaw now holds a stake in every aspect of the nuclear power business. As I stated two years ago before the U.S. Senate Subcommittee on Energy, we believe that nuclear-powered electricity generation will be critical to addressing the world’s energy needs in the 21st century.”
     Mr. Bernhard continued, “In 1957, Westinghouse and Shaw successfully collaborated to establish the first commercial nuclear plant reactor in the United States at Shippingport, Pennsylvania. Today, Westinghouse remains a leader in reactor primary systems, fuels, and equipment. Shaw is a preeminent nuclear architect-engineer, constructor, and piping supplier and Toshiba is a world leading manufacturer and supplier of boiling water reactor nuclear technology, heavy equipment and components for nuclear power plants. With this transaction, Toshiba, Shaw and Westinghouse have formed the world’s strongest nuclear services team and are positioned to lead in all facets of the global nuclear renaissance.”
     The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.
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